UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2025

SHARPLINK GAMING, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41962	87-4752260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Washington Avenue North, Suite 104, Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (612) 293-0619

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 per share	SBET	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, on May 30, 2025, pursuant to a prospectus supplement (the “Prospectus Supplement”) to the Shelf Registration Statement on Form S-3ASR (File No. 333-287708) of SharpLink Gaming, Inc. (the “Company”), the Company entered into an ATM Sales Agreement (the “Sales Agreement”) with A.G.P./Alliance Global Partners, as sales agent (the “Agent”) to sell shares of its common stock, par value $0.0001 per share (the “Common Stock”), having an aggregate offering price of up to $1,000,000,000 (the “Shares”) from time to time, through an “at the market offering” (the “ATM Offering”) as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

On July 17, 2025, the Company entered into an Amendment to the Sales Agreement (the “Amendment”) to (i) increase the number of Shares that may be sold in the ATM Offering to $6,000,000,000 (the “ATM Sales Increase”); and (ii) to permit the forward sale of Shares to be sold in the ATM Offering pursuant to Master Forward Confirmation Letter Agreements (the “Forward Sales Agreements,” and each a “Forward Sales Agreement”).

Pursuant to the Amendment, the Agent will be entitled to compensation at a commission rate of 2.5% of the gross sales price per Share on the first $1.0 billion of Shares sold of the ATM Sales Increase and 2.0% of the gross sales price per Share on all sales of Shares thereafter sold by means of the ATM Offering, and the Agent will be entitled to compensation at a commission rate of 4.0% for forward sales made under Forward Sales Agreements. The Agent when acting in their capacity as sales agents for the Company, is referred to as a “Sales Agent”, and when acting in their capacity as counterparties to the Forward Sales Agreement, is referred to as a “Forward Purchaser,” and when acting in their capacity as agent for the Forward Purchaser, is referred to as a “Forward Seller”.

Pursuant to the Sales Agreement, as amended by the Amendment, the Company may enter into one or more Forward Sale Agreements with the Forward Purchasers. In connection with each such Forward Sale Agreement, the relevant Forward Purchaser will, at the Company’s request, use commercially reasonable efforts to borrow from third parties and, through the relevant Forward Seller, sell a number of Shares equal to the number of shares of Common Stock underlying such Forward Sales Agreement. Although the Company expects to physically settle any Forward Sale Agreement into which it enters (by the delivery of common stock) and receive proceeds from the sale of Shares upon one or more forward settlement dates no later than the date that is two years from entry into the applicable Forward Sales Agreement, the Company may elect to cash settle or net share settle all or a portion of its obligations under any forward sale agreement. The Forward Sales Agreements are subject to early termination or settlement under certain circumstances.

The Company is currently seeking approval from its stockholders to increase the amount of authorized shares of the Company, with the exact meeting date set for July 24, 2025 (the “Stockholder Approval”). As of July 17, 2025, the Company may not issue more than 48,058 shares of common stock pursuant to the Sales Agreement, as amended by the Amendment, until the date of the Stockholder Approval as the Company currently has no other authorized shares of common stock available for issuance. As a result, the Company will likely be unable to utilize the ATM Offering in the near term and will instead utilize Forward Sales Agreements until the date of Stockholder Approval.

The Company has filed a supplement to the Prospectus Supplement (the “Supplement”) with the SEC to address the ATM Sales Agreement and Forward Sales Agreements on July 17, 2025.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of any offer to buy the Shares, nor shall there be any offer, solicitation or sale of the Shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

The foregoing description of the Sales Agreement, as amended by the Amendment, and the Forward Sales Agreements, do not purport to be complete and is qualified in its entirety by reference to, the Amendment and the Forward Sales Agreement, which are filed herewith as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

A copy of the opinion of Thompson Hine LLP relating to the validity of the Shares that may be sold pursuant to the Sales Agreement, as amended by the Amendment, is filed herewith as Exhibit 5.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
5.1	Opinion of Thompson Hine LLP
10.1	Amendment to the ATM Sales Agreement, dated July 17, 2025 by and between SharpLink Gaming, Inc. and A.G.P./Alliance Global Partners
10.2	Master Forward Confirmation Letter Agreement, dated July 17, 2025 by and between SharpLink Gaming, Inc. and A.G.P./Alliance Global Partners
23.1	Consent of Counsel to SharpLink Gaming, Inc. (included in Exhibit 5.1).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 17, 2025	SHARPLINK GAMING, INC.

/s/ Rob Phythian
Rob Phythian
Chief Executive Officer